Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1MEF of our report dated September 24, 2021, relating the financial statements of GoGreen Investments Corporation as of April 7, 2021, and for the period from March 17, 2021 (inception) through April 7, 2021, included in the Registration Statement on Form S-1 (File No. 333-256781) of GoGreen Investments Corporation. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form S-1 (File No. 333-256781).

/s/ Citrin Cooperman & Company, LLP

New York, New York

October 20, 2021